UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 12, 2010

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina	27703-8466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Appointment of Charles A. Johnson, M.D.

On August 12, 2010, Inspire Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Charles A. Johnson, M.D., who will serve as Executive Vice President of Research and Development and Chief Medical Officer of the Company. The Employment Agreement provides for an initial term from September 15, 2010 to December 31, 2015. The term of the Employment Agreement shall thereafter be automatically extended for an unlimited number of additional one-year periods unless the Company or Dr. Johnson provides three months notice not to extend the term, or until such employment is earlier terminated in accordance with termination provisions set forth in the Employment Agreement.

The Employment Agreement provides that Dr. Johnson will receive an initial base salary of $395,000. Commencing in January 2011, salary increases will be considered for subsequent years in connection with an annual review performed by the Compensation Committee of the Board of Directors, or the full Board of Directors. In addition, Dr. Johnson is eligible to receive an annual target cash bonus opportunity of 50% of his base salary in accordance with the Company’s Executive Officer Annual Cash Bonus Plan. For 2010, Dr. Johnson shall be guaranteed an annual cash bonus (payable in 2011 in accordance with the Company’s Executive Officer Annual Cash Bonus Plan) equal to his target bonus pro-rated to reflect the portion of the year during which he was employed by the Company. Additionally, Dr. Johnson shall receive a sign-on bonus in the amount of $150,000 within 60 days following the effective date of his employment. Dr. Johnson’s relocation expenses will be reimbursed up to $250,000 in accordance with the Company’s standard policies, subject to repayment to the Company of all or a portion of such expenses if he is terminated for cause or voluntarily leaves without good reason prior to the end of the twenty-fourth month from the date of commencement of employment.

Dr. Johnson will be eligible for annual grants of long term incentive and equity compensation awards at the good faith discretion of the Compensation Committee of the Board of Directors, based upon such committee’s evaluation of his performance and peer company compensation practices. In addition, on September 15, 2010, Dr. Johnson will be granted 250,000 stock options at an exercise price equal to the fair market value of the Company’s common stock on the grant date (the “Sign-On Options”). Twenty-five percent (25%) of the Sign-On Options will vest on September 15, 2011 and the remaining 75% will vest ratably over the 36 months following the first anniversary of the effective date of Dr. Johnson’s employment until fully vested. In addition on September 15, the Company will grant Dr. Johnson an award of 150,000 restricted stock units (the “Sign-On RSUs”). The Sign-On RSUs will vest 25% on the first anniversary of the effective date of Dr. Johnson’s employment and the remainder shall then vest ratably on an annual basis over the next three years on the respective anniversary dates of the effective date of Dr. Johnson’s employment until fully vested.

Under the Employment Agreement, either party may terminate Dr. Johnson’s employment with or without cause under certain conditions. In the event that Dr. Johnson is terminated for cause, the Company may immediately cease payment of any further wages, benefits or other compensation other than earned but unpaid salary and benefits (including accrued but unused vacation days and earned incentive awards) earned through the date of termination.

In the event that Dr. Johnson is terminated without cause or if Dr. Johnson resigns for good reason, he shall be entitled to the following: (a) cash in an amount equal to the sum of (i) one year’s salary as in effect immediately prior to the termination date, and (ii) his pro-rata annual cash bonus; (b) the extension of the post-termination exercise period for all vested options to the earlier of (i) the first anniversary of the termination date, and (ii) the date of expiration of the respective option; (c) continued health benefits under the Consolidated Budget Reconciliation Act of 1984, as amended, subsidized at active employee rates for a period of one year from the first day of the month following the Executive’s termination date; (d) outplacement services for a period of twelve (12) months; and (e) accrued obligations.

In the event that Dr. Johnson’s employment terminates due to death or disability, Dr. Johnson or his estate or beneficiaries shall be entitled to the following: (a) cash in an amount equal to his pro-rata annual cash bonus, and (b) accrued obligations. Dr. Johnson shall be entitled to participate in the Company’s previously adopted Executive

Change in Control Severance Benefit Plan (as such plan may be amended). Dr. Johnson has also agreed to be bound by the terms of an employee confidentiality, invention assignment and non-compete agreement.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Capitalized terms used herein without definition have the meanings given such terms in the Employment Agreement.

On August 13, 2010, the Company issued a press release announcing Dr. Johnson’s appointment as Executive Vice President of Research and Development and Chief Medical Officer. A copy of the press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

No.	Description

10.1	Executive Employment Agreement, between Inspire Pharmaceuticals, Inc. and Charles Johnson, made as of August 12, 2010.

99.1	Press release re: Dr. Johnson’s appointment, dated August 13, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Joseph M. Spagnardi
Joseph M. Spagnardi,
Senior Vice President, General Counsel and Secretary

Dated: August 13, 2010

EXHIBIT INDEX

No.	Description

10.1	Executive Employment Agreement, between Inspire Pharmaceuticals, Inc. and Charles Johnson, made as of August 12, 2010.

99.1	Press release re: Dr. Johnson’s appointment, dated August 13, 2010.